ROYAL MINES AND MINERALS CORP.
Suite 112, 2580 Anthem Village Dr.
Henderson, NV 89052
Tel: (702) 588-5973/ Fax: (866) 381-2090

ROYAL MINES UPDATE

March 10, 2009 – Henderson, Nevada

Royal Mines And Minerals Corp. (OTCBB: RYMM) (“Royal Mines”) issued the following news release to update developments on its mineral properties in the Piute Valley just south of Searchlight, Nevada, approximately 50 miles south of Las Vegas. Royal Mines has a mineral lease covering 20.61 acres of patented claims (the "Smith Lease Property") which is located immediately south of the historical Quartette Mine which produced gold and silver from 1902 to 1965.

Royal Mines also holds an option to acquire a 7/8th undivided interest in a significant area of unpatented claims (the "BLM Claims") located near the Smith Lease Property in the Piute Valley.

2007 – 2008 Programs

During 2007 and 2008, Royal Mines did considerable testing on the Smith Lease Property including taking 25 surface and near-surface samples and completing a 5 hole drilling program to depths ranging from 250 to 350 feet. These programs indicated the presence of gold on the Smith Lease Property and Royal Mines believes the Smith Lease Property has potential for open pit mining.

Material from the drilling program was tested at Met-Solve Laboratories Inc. in Burnaby, BC, Canada for concentration. Using a Falcon Gravity Concentrator, they were able to achieve a concentration ratio of 25-1, validating that most of the gold bearing portion of 25 tons of ore can be reduced to one ton of concentrate for recovery processing. This will allow Royal Mines to greatly reduce transport costs to its processing facility.

Royal Mines also conducted surface sampling programs on the adjacent BLM Claims, which indicated gold is also present on those claims. Due to the necessity to obtain permits from the Bureau of Land Management to carry out significant drilling or operations on the BLM Claims, Royal Mines has determined to concentrate its short-term efforts on the Smith Lease Property.

Current Program

Royal Mines is currently conducting a pilot production test on its Smith Lease Property. Royal Mines has set up equipment consisting of a screening plant, trommel, pumps, two Falcon Concentrators and earthmoving equipment. The equipment is currently undergoing start-up and calibration and is expected to be fully operational within two weeks. Once operational, the concentrating equipment should be capable of processing 4 tons per hour. Royal Mines expects to process approximately 500 tons of material from the property over its initial 14 day test period.

The concentrates will be trucked to the Company's Processing Facility in Phoenix (the "Phoenix Facility") to be processed using its proprietary technology for the lixiviation of precious metals.

The purpose of the test program is to validate Royal Mines' proposed production method, to confirm the existence of gold in the concentrates and confirm its ability to recover the gold using the Phoenix Facility. Gold has been extracted from a small amount of concentrate (approximately 200 lbs) produced during start-up activities and processed at the Company's Phoenix Facility; however, it is not possible to calculate per ton recovery as the amount of material processed during the start-up phase was not accurately measured.

This is an internal company test and is not subject to independent oversight. Following successful completion of the test, Royal Mines expects to do future testing following independent "Chain of Custody" protocols.

Upon successful completion of the test, Royal Mines expects to be able to determine concentration ratios, expected recovery per ton, mining and milling costs and the processing capacity of the Phoenix Facility. This will permit Royal Mines to establish the scope and equipment requirements for commercialization and move towards establishing commercial production.

For more information contact:

Royal Mines And Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in Royal Mines' periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", “believe”, "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to uncertainties about the availability of additional financing, geological or mechanical difficulties affecting geological work programs, uncertainty of estimates, operational risk, environmental risk, financial risk, currency risk, dependence on third parties and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in Royal Mines’ periodic filings with securities regulators in the United States. In particular, Royal Mines will require additional funding to proceed beyond the initial test and if a decision to commence commercial production is made. In addition, there is no assurance that the test discussed above will be successful or that Royal Mines will be able to achieve commercial production.